Exhibit 99.1

NasdaqGM:CECE	NEWS RELEASE

CECO ENVIRONMENTAL REPORTS

FIRST QUARTER 2011 RESULTS

SIGNIFICANTLY IMPROVED OPERATING INCOME AND MARGINS

CINCINNATI, OHIO, May 11, 2011—CECO Environmental Corp. (NasdaqGM:CECE), a leading provider of air pollution control systems and equipment, today announced first quarter results for the period ended March 31, 2011.

Financial highlights for the first quarter of 2011 compared to the first quarter of 2010 include:

Net sales increased to $36.0 million in 2011 as compared to $35.0 million in 2010;

Gross profit increased to $8.5 million in 2011 as compared to $8.0 million in 2010;

Gross margin increased to 23.6% compared to 22.9% for the same quarter in 2010;

Selling and administrative expenses decreased significantly to $5.9 million in 2011 compared to $7.2 million in 2010;

Operating income increased to $2.4 million in 2011 as compared to operating income of $0.6 million in 2010, a 273% improvement;

Operating margin increased to 6.7% from 1.9% in 2010;

Net income from continuing operations increased to $1.3 million in 2011 as compared to net income of $0.2 million in 2010; and

Net income per diluted share increased to $0.08 in 2011 as compared to $0.01 in 2010.

Our backlog as of March 31, 2011 was $51.6 million compared to $54.3 million as of December 31, 2010. As previously disclosed, as a result of the strategic initiative implemented in 2010, the Company has focused on higher margin backlog with shorter cycles.

“Our operational excellence, global sales expansion initiatives, gross margin enhancement, product mix focus and cost streamlining that were started in early 2010 continue to provide improved operating results,” commented CECO’s Chief Executive Officer, Jeff Lang. “Gross margins continue to improve and our focus on reduced SG&A expenses has resulted in significantly increased operating margin and net income. Additionally, our first quarter 2011 bookings were up 23% over the previous year and our backlog now currently includes approximately 34% from international customers. We are poised for continued growth and increasing operating results for the rest of 2011.”

CECO will host a conference call on Wednesday, May 11, 2011 at 8:30 a.m. EDT to review its financial results for the quarter. Details are as follows:

Dial in number: 866-713-8395

International dial in number: 617-597-5309

Participant passcode: 82898410

Replay: 888-286-8010

International: 617-801-6888

Passcode: 19240765

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America’s largest independent air pollution control company. CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvement systems. CECO is a full-service provider to the steel, military, aluminum, automotive, ethanol, aerospace, electric power, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all industrial process industries.

For more information please visit the Company’s website at http://www.cecoenviro.com

Contact:

Investor Information

Jeff Lang, CECO Environmental Corp.

Email: investors@cecoenviro.com 1-800-333-5475

CECO ENVIRONMENTAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

Dollars in thousands, except per share data

	THREE MONTHS ENDED MARCH 31,
	2011	2010
Net sales	$35,956	$35,021
Cost of sales	27,483	27,004

Gross profit	8,473	8,017
Selling and administrative	5,947	7,234
Amortization	111	135

Income from operations	2,415	648
Other expense, net	(27)	(85)
Interest expense (including related party interest of $56 and $56, respectively)	(290)	(293)

Income from continuing operations before income taxes	2,098	270
Income tax expense	840	103

Income from continuing operations	1,258	167
Loss from discontinued operations , net of tax	—	(70)

Net income	$1,258	$97

Per share data:
Basic income from continuing operations	$0.09	$0.01
Basic loss from discontinued operations	0.00	0.00

Basic net income	$0.09	$0.01

Diluted income from continuing operations	$0.08	$0.01
Diluted loss from discontinued operations	0.00	0.00

Diluted net income	$0.08	$0.01

Weighted average number of common shares outstanding:
Basic	14,313,851	14,296,832
Diluted	17,093,235	14,358,267

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in CECO’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.